Exhibit 99.1

Tripath Secures $6 Million Line of Credit with Bridge Bank and

Updates Guidance for the Fourth Fiscal Quarter of 2005

San Jose, Calif., August 4, 2005 – Tripath Technology Inc. (NASDAQ: TRPH), creators of Class-T® 1-bit digital audio amplifiers, today announced the execution of an asset based credit facility for $6 million with Bridge Bank, N.A. (NASDAQ: BBNK - News). The revolving credit facility has a one-year term, provides for advances against eligible accounts receivable and is secured by certain assets of the Company.

Jeffrey L. Garon, CFO of the Company, commented, “We are extremely pleased to announce this credit facility which should enhance the Company’s liquidity and working capital while also enhancing the Company’s ability to achieve the fourth fiscal quarter of 2005’s guidance for revenue growth of 15% to 20% as compared to the third fiscal quarter to $3.3 to $3.5 million with gross margin of 45% to 55% and support our growth as we continue to work toward bringing the Company to profitability. Bridge Bank is an ideal financial partner with a significant presence in Silicon Valley.”

Michael J. Field, Executive Vice President of Bridge Bank’s Technology Finance Group, commented, “Bridge Bank is delighted to begin our relationship with Tripath Technology Inc. Tripath is one of our key Silicon Valley technology clients, and exemplifies the Bank’s commitment to serving technology companies throughout the U.S.”

About Tripath Technology

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the Flat Panel Television, Home Theatre, Automotive and Consumer and PC Convergence markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP® under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Samsung, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, and Orange County business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at www.bridgebank.com.

Safe Harbor Statement

This press release contains forward looking statements concerning the use of the proceeds of the financing and the Company’s ability to become profitable, the impact of the Bridge Bank arrangement on the Company’s liquidity and working capital, to meet the stated guidance for revenue growth and gross margin for the fourth fiscal quarter of 2005. These forward-looking statements involve a number of risks and uncertainties including, our ability to achieve our quarterly results, our customers may cancel or defer orders, our reliance on a small number of customers and sales by distributors, our reliance on a small number of products for a significant portion of our revenues, our lengthy sales cycle and the cyclical nature of the semiconductor industry. Actual events and results could differ materially from those stated or implied from the forward-looking statements. Tripath’s use of proceeds from the Bridge Bank arrangement could change depending on unanticipated changes in its business needs or increased costs associated with defending litigation Further information regarding these and other risks and uncertainties which may effect these forward looking statements is included in Tripath’s United States Securities and Exchange Commission filings, including its Form S-1, Form 10-K/T and Forms 10-Q. Please refer to these and the other filings we make from time to time with the Securities and Exchange Commission. Tripath undertakes no obligation to update any forward looking statements.

Contact:

Tripath Technology Inc.

Jeffrey L. Garon, 408-750-6801

jgaron@tripath.com